UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                         ___________________

                              FORM 8-K

                           CURRENT REPORT
              Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934

 Date of report (Date of earliest event reported):  June 20, 2006

                      United Mortgage Trust
      (Exact Name of Registrant as Specified in its Charter)

                             Maryland
           (State or Other Jurisdiction of Incorporation)

000-32409						75-6493585
(Commission File Number)	(I.R.S. Employer Identification Number)

                  5740 Prospect Avenue, Suite 1000
                         Dallas, TX 75206
        (Address of Principal Executive Office) (Zip Code)

                         (214) 237-9305
        (Registrant's Telephone Number, Including Area Code)

                                 N/A

    (Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to Simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[X] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[x] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))


Item 7.01   REGULATION FD DISCLOSURE

On June 20, 2006, United Mortgage Trust sent a letter to its shareholders informing them of recent company developments and other matters. A copy of the letter to shareholders is attached to this Current Report on Form 8-K as
Exhibit 99.1.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c)   Exhibits

The following exhibit is included with this Current Report on Form 8-K:

Exhibit No.                   Description
-----------    -------------------------------------------------
99.1.          United Mortgage Trust Shareholder Letter dated June 20, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


					    UNITED MORTGAGE TRUST

June 20, 2006                            /S/Christine A. Griffin
                                         ------------------------
                                          Christine A. Griffin
                                          President


Exhibit 99.1.


[UMT Letterhead]

To Our Shareholders:						June 20, 2006

Merger
As you know, we have felt that our planned merger with UMT Holdings, L.P. ("UMTH") would provide significant benefits for United Mortgage Trust. However, a number of recent developments have caused us to conclude that pursuing the merger is no longer in the best interest of our shareholders. Under the terms of the September 1, 2005 merger agreement between United Mortgage Trust and UMTH, it was agreed that the merger would automatically expire if it could not be consummated by June 30, 2006. Because there remain further approvals and other significant efforts in order for us to be able to consummate the merger that cannot be completed by June 30, we have elected to allow the merger to terminate on that date.

Although the decision not to continue with the merger is disappointing, we firmly believe that your interests will be best served by continuing to build upon our strengths and recent successes, as evidenced by our performance results for the year ended December 31, 2005, and for the quarter ended March 31, 2006, rather than devoting more resources to the merger. As well, we believe that we can achieve many of the benefits from our continuing relationship with UMTH without merging.

Our results and upcoming opportunities point the way to a strong and positive future for United Mortgage Trust and its shareholders. We are truly excited about the direction that UMT is taking, and we look forward to further enhancing our portfolio assets, our yield and shareholder liquidity options.

Advisor
The termination of the merger will not negatively impact our valuable relationship with UMTH. We will continue to use UMTH for the originating and sourcing of loans for United Mortgage Trust. Further, as part of our close collaboration with UMTH, our Trustees have voted to appoint UMTH as our Advisor, replacing UMT Advisors, Inc. With UMTH serving as our Advisor, we ensure proprietary rights to loans originated and sourced by UMTH, and gain operating efficiencies in the areas of financial reporting and shareholder relations.

Goals
Our goals remain the same: We will continue to seek real estate mortgage investments which provide safety and higher yields, and we will continue to pursue avenues to provide more liquidity to our shareholders, while protecting the share value for our remaining shareholders.

Investments
Since 2000 we have advised you that a shift in investment asset allocation was an expected result of adapting to changes in real estate markets. Our portfolio concentrations have shifted over nine years of investing, as we have sought adequate supplies of suitable loans in a changing real estate finance market. The chart below demonstrates a transition from long term 1st lien single family loans and the genesis and growth of investment in a loan secured by 1st lien and subordinate single family lot development loans. We now reaffirm that we will continue to adapt to changes in our market. Management estimates that investment in land development loans will grow to at least 35%, or as much as 50%, of our portfolio by the end of this year.

Historical Shift in Portfolio Concentrations 1997 -2006
          1st Lien        1st Lien
         Fixed Rate      Fixed Rate       1st Lien and
          Long-term      Short-term       Subordinate
        Notes Secured   Notes Secured   Loans Secured by
        Single Family   Single Family   Residential Lot      Cash and
           Homes           Homes          Development       Other Assets
----------------------------------------------------------------------------
1997        74%             24%               0%                2%
1998        76%             22%               0%                1%
1999        83%             16%               0%                1%
2000        82%             16%               0%                3%
2001        67%             30%               0%                3%
2002        39%             54%               0%                7%
2003        25%             59%               5%               11%
2004        14%             57%              22%                7%
2005         4%             56%              23%               16%
3/31/2006    4%             59%              23%               14%


Earnings
The results of adapting our investing strategies were evident in the 2005 results. We increased interest income, net of interest expense by $.10 per share, a 5% improvement over 2004. We expect even better results during 2006, as the percentage of our portfolio in more profitable land development loans increases. Loan losses, which have primarily been associated with long term loans secured by single family residences, appear to have stabilized, resulting in improved earnings. We will, however, incur a significant one time expense associated with the merger termination in the second quarter of 2006.

Dividends
Our dividend rate is set periodically by our Board of Trustees. Our current dividend policy calls for the distribution of 90% of our distributable income
and retained earnings of 10% of our distributable income.   The retained
earnings serve to increase our underlying share value. As earnings increase, both dividends and retained earnings per share will increase. Our Trustees will next review our dividend rate after the end the 3rd quarter 2006.

Liquidity
United Mortgage Trust is entering its 10th year of operations. We have approximately 2,500 shareholders. As with any ten-year old program, liquidity demands increase over time due to changes in investor requirements. Since 2000, we have repurchased from shareholders 816,971 shares totaling approximately $16 million. The repurchased shares represent approximately 10.3% of total shares outstanding.

Our original Share Repurchase Plan was limited to an amount equal to the greater of $250,000 per quarter or the proceeds from our Dividend Reinvestment Plan. Our objective in redeeming shares is to provide some liquidity for shareholders while preserving the share value for our remaining shareholders. Using the dividend reinvestment proceeds to repurchase shares allows us to accomplish both objectives.

Since we suspended our Share Repurchase Plan ("SRP") concurrent with the merger filing with the Securities and Exchange Commission in September 2005, we have accumulated approximately $2.4 million in dividend reinvestment proceeds. We will use those proceeds to redeem shares at the original
purchase price, consistent with our prior plan.   Shares will be repurchased
according to the date of the initial liquidity request and prorated among
applicant shares accordingly.   For shareholders who require immediate
liquidation, please be advised that the Trustees have approved a plan for the immediate redemption of shares at a discounted net asset value price per
share.   The net asset value will be determined quarterly, and the share repurchase price will be set accordingly. Our Trustees are examining additional liquidity options, and we expect to announce a new Share Repurchase Plan as soon as the plan is completed.

Trustees
After ten years of loyal service, Trustees Paul Guernsey and Rick O"Connor have submitted their resignations. We wish to thank Paul and Rick for all they have done to make United Mortgage Trust a success. Cricket Griffin, Michele Cadwell and Doug Evans remain as Trustees and we plan to seek two additional qualified Trustees to serve the remaining open terms. Our Advisor intends to recommend candidates to our Board by September 1, 2006.

Summary
We will allow the proposed merger to terminate on June 30, 2006. We will enter into an advisory agreement with UMT Holdings, L.P. to insure access to interim and land development loans and to gain operating economies of scale. Our goals - to seek mortgage loans which provide safety and high yield, and to provide future liquidity to shareholders while preserving our share value
- remain steadfast. We intend to balance our portfolio between interim loans and land development loans by increasing our investment in the latter. We anticipate that the increased revenues we experienced in 2005 will continue, and will produce improved earnings during 2006. We also intend to add two Trustees to our Board by year end. In short, we are determined to uphold United Mortgage Trust as "The Investment of Choice".

As always, thank you for your continued confidence in United Mortgage Trust.

Sincerely,

Todd Etter	                  Christine "Cricket" Griffin
Chairman, UMT Advisors, Inc.	President, United Mortgage Trust
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